EXHIBIT 99.1

             CATCHER HOLDINGS CLOSES $6.7 MILLION PRIVATE PLACEMENT

HAMILTON, VA, MARCH 21, 2006 -- Catcher Holdings, Inc., (OTC BB: CTHH), developer of the CATCHER(TM) device, a portable, ruggedized, wireless, hand-held computer and communications control device built to military specifications for ruggedness, announced today that it has closed a private placement transaction pursuant to which it sold 2,682,000 shares of common stock and warrants to acquire up to 1,341,000 shares of its common stock to certain investors in return for aggregate proceeds of approximately $6.7 million. Emerging Growth Equities served as the placement agent.

Charles Sander, CEO of Catcher Holdings, Inc. ("Catcher"), said, "The proceeds from the private placement will be used primarily to fund the Company's further development and commercialization of its technology. We intend to advance the sales and marketing program of the CATCHER(TM) device, in addition to our research and development efforts, and other working capital requirements."

All investor relations  inquiries should be directed to Porter,  LeVay & Rose at
(212) 564-4700.

ABOUT CATCHER HOLDINGS, INC.

Catcher Holdings, Inc.'s wholly-owned subsidiary, Catcher, Inc., has developed a portable, ruggedized, wireless, hand-held command control device built to military specifications. Utilizing proprietary software, CATCHER(TM) product offers mission critical personnel essential real-time wireless data and communications through an integrated platform incorporating voice, video, data, GPS and biometric capabilities.

The CATCHER device is the culmination of new technology breakthroughs, extensive research, and product development that the Company believes will meet the needs of many government agencies and commercial entities for a ruggedized, portable, handheld computer, communications and telemetry control device. The unit was designed and engineered to provide field personnel and "First Responders" access to mission-critical information in the form of wireless or wired, real-time bi-directional voice, video, text, telemetry and data enabling command center personnel to remotely view an incident or job site. Weighing just 3.5 lbs., including batteries, the CATCHER is 10 inches in width, 7.25 inches in height,
2.25 inches in depth, and has a daylight-viewable 6.4 inch diagonal VGA LCD backlit touch screen.

Photographs and detailed descriptions of the new CATCHER device are available on the Company's website at http://www.catcherinc.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT INVOLVE KNOWN AND UNKNOWN RISKS, DELAYS, AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS, PERFORMANCES OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE APPLICABLE STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO: THE COMPANY'S ABILITY TO SUCCESSFULLY COMPLETE DEVELOPMENT OF THE CATCHER(TM) PRODUCT, THE COMPANY'S ABILITY TO COMMERCIALIZE THE CATCHER(TM) PRODUCT, THE COMPANY'S ABILITY TO GENERATE PRODUCT SALES AND OPERATING PROFITS, POTENTIAL VULNERABILITY OF TECHNOLOGY OBSOLESCENCE, POTENTIAL COMPETITIVE PRODUCTS BY BETTER CAPITALIZED COMPANIES, POTENTIAL DIFFICULTY IN MANAGING GROWTH, DEPENDENCE ON KEY PERSONNEL, AND OTHER RISKS WHICH ARE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.